CDTi Reports Second Quarter Fiscal Year 2013 Financial Results

Ventura, Calif., August 8, 2013 -- Clean Diesel Technologies, Inc. (NASDAQ:CDTI) ("CDTi" or the "Company"), a leader in advanced emissions control solutions, announced today its financial results for the second quarter and six months ended June 30, 2013. The highlights are as follows:

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Second quarter revenue of $12.6 million, down 24.9% year-over-year

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Second quarter net loss of $0.19 per share, versus a net loss of $0.31 for the prior year

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Cash and cash equivalents of $3.2 million as of June 30, 2013

“While our revenue result for the quarter was below our expectation, we are pleased with the continued progress we made in a number of areas. During the quarter, we improved our gross profit margin, made meaningful progress in lowering our operating expenses, and significantly reduced our net loss compared to the second quarter a year ago. The results are encouraging and we are continuing to implement actions to improve operating performance. Our strategy is to complement these advances with a marketing and technology strategy designed to grow sales and further leverage the improvements we’ve made on the cost side of the business,” said Craig Breese, President and Chief Executive Officer of CDTi.

“In our Catalyst division, sales to our major OEM customer, Honda, were solid. In addition to supplying catalysts for the successful new 2013 Honda Accord and the 2008 Acura TSX, our catalysts are now also featured on the new Accord Hybrid and Plug-in Hybrid models. Our Heavy Duty Diesel Systems division saw a decline in sales across a number of market segments compared to last year. We are, however, beginning to see some positive signs in the California retrofit market and when coupled with the strengthening of our sales and marketing team, additions to our distribution system and a full portfolio of verified retrofit solutions in place, we expect to see stronger growth in this division for the remainder of 2013. Our joint venture with Pirelli commenced in April and we are actively working with them to expand business opportunities across Europe.

“We set out to review our business in order to identify ways to accelerate the development of our unique materials science platform, and enhance growth and improve shareholder value over the long-term.  To this end, we completed a number of important strategic actions during the second quarter, including the filing of 26 new patents —35 year to date — and a comprehensive review of our business.  Our top priorities are to explore strategic options to maximize the value of our existing manufacturing business, focus on patent protection and commercialization of advanced low-platinum group metal ("PGM") and zero-platinum group metal ("ZPGM") technologies, and seek customers for our core emissions control technology through licensing arrangements, joint development agreements and partnerships. Thus, we remain focused on managing costs to maximize profitability while further investing in advancing our technological leadership and adding to our customer relationships around the world,”concluded Mr. Breese.

Second Quarter 2013 Financial Results

Total revenue for the second quarter of 2013 was $12.6 million, a decrease of $4.1 million, or 24.9%, from $16.7 million for the prior year quarter. Revenue, excluding intercompany sales, for CDTi's Catalyst division for the quarter ended June 30, 2013 decreased $0.2 million, or 4.8%, to $5.5 million from $5.7 million for the same prior year quarter. Excluding the impact of reimbursement for rare earth price increases, underlying Catalyst division external revenue grew over 13% compared to the same year ago quarter. Revenue for CDTi's Heavy Duty Diesel Systems division for the quarter ended June 30, 2013 decreased $3.9 million, or 35.4%, to $7.1 million from $11.0 million for the same prior year quarter.

Gross margin increased to 25.9% compared to 25.0% in the prior year period.

Total operating expenses for the second quarter of 2013 were $4.5 million, down 27%, compared to $6.1 million in the prior year quarter.

Net loss for the second quarter of 2013 was $1.4 million, or $0.19 per diluted share, compared to net loss of $2.3 million, or $0. 31 per share, in the prior year quarter. Diluted common shares outstanding were 7,306,000 in the current quarter compared to 7,221,000 in the same quarter a year ago.

At June 30, 2013 and December 31, 2012, CDTi had cash and cash equivalents of $3.2 million and $6.9 million, respectively. Not included in such amounts are the net proceeds from the July 2013 public offering in which CDTi sold 1,730,000 units, with each unit consisting of one share of common stock and one half of a warrant to purchase one share of common stock, for a price of $1.25 per unit and the July 2013 private placement made in reliance upon Regulation S under the Securities Act of 1933, as amended. Under the private placement, CDTi sold 54,347 shares of common stock at a price of $1.84 per share to one of its directors and issued 188,000 shares of common stock and warrants to purchase up to 94,000 shares of common stock to one of its principal lenders and largest shareholders, reflecting the conversion into shares and warrants of $235,000 of premium and interest due on June 30, 2013 pursuant to loans made to the Company. The net proceeds of the public offering and private placement to CDTi after deducting underwriting discounts and commissions and expenses were approximately $1.8 million, and are expected to be used for general corporate purposes.

First Six Months 2013 Financial Results

Total revenue for the first six months of 2013 was $25.9 million, a decrease of $7.8 million, or 23.3%, from $33.7 million for the same prior year period. Revenue, excluding intercompany sales, for CDTi's Catalyst division for the first six months of 2013 increased $1.4 million, or 13.3%, to $11.5 million from $10.1 million for the same prior year period. Excluding the impact of reimbursement for rare earth price increases, underlying Catalyst division external revenue grew over 34% compared to the same year ago period. Revenue for CDTi's Heavy Duty Diesel Systems division for the first six months of 2013 decreased $9.2 million, or 39.0%, to $14.4 million from $23.6 million for the same prior year period.

Total operating expenses for the first six months of 2013 were $9.6 million, down 23.3%, compared to $12.4 million in the same prior year period.

Net loss for the first six months of 2013 was $3.5 million, or $0.48 per share, compared to net loss of $5.1 million, or $0.70 per share, in the same prior year period. Weighted average common shares outstanding were 7,284,000 for the first six months of 2013 compared to 7,220,000 in the same period a year ago.

Conference Call and Webcast Information

CDTi will host a conference call and simultaneous webcast over the Internet beginning at 8:00 a.m. Pacific Time today to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To participate in the conference call, dial +1 (877) 303-9240 and use confirmation code 26490510. International participants should dial +1 (760) 666-3571 and use the same confirmation code. The conference call will be webcast live on CDTi's website at www.cdti.com under the "Investor Relations" section. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference to download any required streaming media software. An archived recording of the conference call will be available on the CDTi website for 30 days.

About CDTi

CDTi is a vertically integrated global manufacturer and distributor of emissions control systems and products, focused on the heavy duty diesel and light duty vehicle markets. CDTi utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction, Platinum Plus® fuel-borne catalyst, and other technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. CDTi is headquartered in Ventura, California and currently has operations in the U.S., Canada, France, Japan and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements Safe Harbor

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact should be considered forward-looking statements. You can identify these forward-looking statements by the use of words such as “believe(s)”, “expect(s)”, “anticipate(s)”, “plan(s)”, “may”, “will”, “would”, “intend(s)”, “estimate(s)” or similar expressions, as well as other words or expressions referencing future events, conditions or circumstances, whether in the negative or affirmative.  Examples of forward-looking statements contained in this press release include, among others, statements regarding growth expectations, business strategies and priorities, actions to improve operating performance, and the application of net proceeds from the Company’s July 2013 public offering and private placement.  Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk.  In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the risks and uncertainties discussed or referenced in the Company’s filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s estimates only as of the date such statements and should not be relied upon as representing the Company’s estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Clean Diesel Technologies, Inc.

Summary Statements of Operations (unaudited)

($ millions)

	3 Months Ended June 30,		6 Months Ended June 30,
	2013	2012	2013	2012
Revenues	$12.6	$16.7	$25.9	$33.7
Gross profit	3.3	4.2	6.4	8.1
Gross margin	25.9%	25.0%	24.6%	24.1%

Operating expenses:
Selling, general and administrative	3.5	3.8	7.3	8.2
Research and development	$0.9	$2.0	$2.2	$3.9
Severance expense	0.1	0.3	0.1	0.3
Total operating expenses	4.5	6.1	9.6	12.4

Loss from operations	$(1.2)	$(1.9)	$(3.2)	$(4.3)
Other expense, net	(0.5)	(0.2)	(0.5)	(0.9)
Loss from continuing operations before income tax	(1.7)	(2.1)	(3.7)	(5.2)
Income tax expense (benefit) from continuing operations	(0.3)	0.1	(0.2)	(0.2)
Net loss from continuing operations	(1.4)	(2.2)	(3.5)	(5.0)
Discontinued operations	─	(0.1)	─	(0.1)
Net loss	$(1.4)	$(2.3)	$(3.5)	$(5.1)

Basic and diluted EPS	$(0.19)	$(0.31)	$(0.48)	$(0.70)
Weighted shares outstanding (in thousands)	7,306	7,221	7,284	7,220

Clean Diesel Technologies, Inc.

Segment Information (unaudited)

 ($ millions)

	3 Months Ended June 30,		6 Months Ended June 30,
	2013	2012	2013	2012
Revenue
Heavy Duty Diesel Systems	$7.1	$11.0	$14.4	$23.6
Catalyst	6.3	6.4	12.8	12.5
Eliminations	(0.8)	(0.7)	(1.3)	(2.4)
Total	$12.6	$16.7	$25.9	$33.7

(Loss) income from operations
Heavy Duty Diesel Systems	$(0.1)	$0.1	$(0.4)	$(0.3)
Catalyst	0.2	(0.7)	0.3	(1.0)
Corporate	(1.4)	(1.4)	(3.2)	(3.0)
Eliminations	0.1	0.1	0.1	─
Total	$(1.2)	$(1.9)	$(3.2)	$(4.3)

Clean Diesel Technologies, Inc.

Summary Balance Sheets (unaudited)

 ($ millions)

	As of
	June 30, 2013	December 31, 2012
Total current assets	$17.5	$22.8
Total assets	$29.4	$35.4
Total current liabilities	$16.8	$15.7
Total long-term liabilities	$5.4	$8.3
Stockholders’ equity	$7.2	$11.4

Short-term debt	$7.8	$5.6
Long-term debt	$4.5	$7.5

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Contact Information:

Kevin M. McGrath

Cameron Associates, Inc.

Tel:  +1 (212) 245-4577

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